Exhibit 99.1

SORRENTO ANNOUNCES POSITIVE TRIBECA™ REGISTRATIONAL STUDY RESULTS

SAN DIEGO, May 4, 2015 — Sorrento Therapeutics, Inc. (NASDAQ: SRNE) is pleased to announce positive results from recently analyzed pharmacokinetic (PK) data from its TRIBECA™ (TRIal establishing BioEquivalence between Cynviloq™ and Albumin-bound paclitaxel) registrational trial. Data analysis suggests that Cynviloq meets the bioequivalence (BE) criteria for both total and unbound paclitaxel. The ongoing safety assessment from treated patients continues to reveal no unexpected adverse events and the safety data is consistent with the toxicity profile reported in the literature with albumin-bound paclitaxel.

About Sorrento Therapeutics, Inc.

Sorrento is an oncology company developing new treatments for cancer and associated pain. Sorrento’s most advanced asset is Cynviloq™, the next-generation nanoparticle paclitaxel. Sorrento is also developing resiniferatoxin (RTX), a non-opiate TRPV1 agonist currently in a Phase 1/2 study at the NIH to treat terminal cancer patients suffering from intractable pain.

In December 2014, Sorrento and NantWorks formed a global joint venture, now called Nantibody, to focus on immunotherapies for cancer. Also in December 2014, Sorrento and Conkwest, Inc., a privately-held immuno-oncology company developing proprietary Neukoplast®, a Natural Killer (NK) cell-line based therapy, entered into an agreement to jointly develop CAR.TNK™ (Chimeric Antigen Receptor Tumor-attacking Neukoplast) immunotherapies for the treatment of cancer and infectious diseases. In March 2015, Sorrento entered into a global collaboration with NantCell, a NantWorks company, to discover and develop immunotherapies against tumor neo-epitopes.

Forward-Looking Statements

This press release contains forward-looking statements related to Sorrento Therapeutics, Inc. under the safe harbor provisions of Section 21E of the Private Securities Litigation Reform Act of 1995 and subject to risks and uncertainties that could cause actual results to differ materially from those projected. Forward-looking statements include statements about the Cynviloq registrational trial; Sorrento’s advances made in developing RTX and CAR.TNKs, if any; and other matters that are described in Sorrento’s Annual Report on Form 10-K for the year ended December 31, 2014, and subsequent Quarterly Reports on Form 10-Q filed with the Securities and Exchange Commission, including the risk factors set forth in those filings. Investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release and we undertake no obligation to update any forward-looking statement in this press release except as required by law.

Sorrento™, CAR.TNK™, TRIBECA™, the Sorrento logo and Cynviloq™ are trademarks owned by Sorrento Therapeutics, Inc.

Contact:

Mr. George Uy

EVP & Chief Commercial Officer

Sorrento Therapeutics, Inc.

guy@sorrentotherapeutics.com

T: + 1 (661) 607-4057